Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Operating Officer & Chief Financial Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. ACQUIRES

JOINT VENTURE INTEREST IN TROPHY MANHATTAN PROPERTY

New York, NY, April 24, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it has acquired a 32.26% interest in the office condominium located at 1745 Broadway in Midtown Manhattan.  The investment was made through a joint venture with SITQ, a subsidiary of the Caisse de dépôt et placement du Québec, and The Witkoff Group.  The interest was acquired for approximately $65 million, valuing the office space at approximately $520 million or approximately $772 psf.

The office component of the Class A trophy property is comprised of approximately 673,722 square feet of space located on the 2nd through 25th floors.  It is 100% leased to the Random House division of Bertlesmann, a BBB+ rated company, on a net lease basis. It is Random House’s world headquarters.

Designed by Skidmore, Owings & Merrill, 1745 Broadway was completed in 2003.  The newly constructed office tower faces the entire block between 55th and 56th streets on the west side of Broadway.  It offers its tenants panoramic views of Central Park, Midtown Manhattan and the Hudson River.  Offices feature virtually column free floor plates, nine-foot finished ceiling heights, high quality finishes and floor-to-ceiling window spandrels that create a spectacular working environment. The property also features state-of-the art mechanical systems.

SL Green and The Witkoff Group will jointly manage and lease the property and will serve as co-general partners of the joint venture, and will receive asset management fees and incentive fees from the venture. The property acquisition was financed with a $340 million first mortgage loan provided by Lehman Brothers and Wachovia Securities having a fixed interest rate of 5.68% and a ten-year term.  SL Green’s equity investment was financed in part from the proceeds of the recent convertible note offering.

Andrew Mathias, President of SL Green, stated, “Our investment in 1745 Broadway increases our presence along Times Square’s Broadway corridor, one of the city’s strongest areas for commercial investment.  We continue to upgrade the quality of our portfolio through strategic buying and selling activity, often taking advantage of close relationships with trusted partners.  In this case the opportunity to invest in a trophy-quality property at a deep discount to replacement cost, with in-place rents well below market rentals rates and with valued long-standing partners SITQ and The Witkoff Group was very compelling.”

Under the terms of the joint venture agreement, SL Green may look to further syndicate up to 17% of its investment in the property.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

About SITQ

Founded in 1984, SITQ is a major real estate investment, management and development firm. Its portfolio is comprised of office buildings and business parks. SITQ owns real estate assets of 10.3 billion dollars Canadian consisting of 114 properties representing more than 35 million square feet of leasable space. A leader in the Canadian real estate industry, SITQ also owns assets in the United States, France, the United Kingdom and Germany.

One of the subsidiaries of the Caisse de dépôt et placement du Québec, five other significant pension funds accounts as its shareholders. SITQ employs 390 people who work in Montréal, where its head office is located, and in its Calgary and Bruxelles, Belgium offices. For more information: www.sitq.com.